Exhibit 21.1

SUBSIDIARIES OF EQT PRIVATE EQUITY COMPANY LLC

(As of December 16, 2024)

Name	Jurisdiction
EQPE Holdings GP LLC	Delaware
EQPE Holdings L.P.	Ontario
EQPE Holdco LLC	Delaware